EXHIBIT 10.3
EXACT SCIENCES CORPORATION
2025 OMNIBUS LONG-TERM INCENTIVE PLAN
Deferred Stock Unit Award Agreement

Granted To: #ParticipantName#

Grant Date: #GrantDate#

Number of Deferred Stock Units: #QuantityGranted#

This Deferred Stock Unit Award Agreement (“Award Agreement”) is made between Exact Sciences Corporation, a Delaware corporation (the “Company”), and you, a Service Provider to the Company.
The Company maintains the Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan, as may be amended from time to time (the “Plan”). The Plan and a prospectus describing the Plan (the “Prospectus”) have been delivered to you. The Plan is also available upon request (and publicly filed), and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).
The Deferred Stock Units covered by this Award Agreement are subject to the following terms and provisions:
1.The Company awards to you the number of Deferred Stock Units shown above. Each Deferred Stock Unit shall correspond to one (1) share of Stock (a “Share”).
2.The Award of the Deferred Stock Units is subject to the terms and provisions of the Plan and this Award Agreement. You acknowledge having read the Plan and the Prospectus and agree to be bound by all the terms and provisions of the Plan and this Award Agreement.
3.The Deferred Stock Units and Dividend Equivalents covered by this Award shall become vested and payable to you in the amounts and on the dates shown on the attached Appendix: Vesting Schedule and as described in the attached Exhibit A.
4.You shall have no rights as a stockholder with respect to the Deferred Stock Units unless and until the Deferred Stock Units have vested and Shares have been issued and delivered pursuant to this Award Agreement; provided, however, that until such issuance and delivery, you shall be credited with the right to receive all cash and stock dividends (“Dividend Equivalents”) that would have been paid to you if one (1) Share had been issued on the Grant Date for each Deferred Stock Unit granted to you under this Award Agreement. Dividend Equivalents shall be credited to you and interest may be credited on the amount of cash Dividend Equivalents credited to you at a rate and subject to such terms as determined by the Board. Dividend Equivalents shall be subject to the same vesting restrictions as the Deferred Stock Units to which they are attributable and shall be paid on the same date that the Deferred Stock Units to which they are attributable are settled in accordance with this Award Agreement.
5.You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the delivery of any Shares or other amounts pursuant to this Award Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (i) you will not distribute or resell any of said Shares in violation of the Securities Act, (ii) you will indemnify and hold the Company harmless against all liability for any such violation and (iii) you will accept all liability for any such violation.
6.You may designate a beneficiary to receive payment in connection with the Deferred Stock Units and Dividend Equivalents awarded hereunder in the event of your death while in service with the Company in accordance with the Company’s beneficiary designation procedures, as in effect from time to time. If you do not designate a beneficiary or if your designated beneficiary does not survive you, or if the Company determines that your beneficiary designation is invalid, then your beneficiary will be your estate. The terms of the Plan and the Award Agreement shall be binding upon your executors, administrators, heirs and permitted successors and assigns.
7.The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
8.The Company may, in its sole discretion, decide to deliver any documents related to this or future Awards that may be granted under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by interoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person the Company may notify you of from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.
9.Regardless of any action the Company takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Deferred Stock Units, including the grant, vesting, and payment of the Deferred Stock Units (or any related Dividend Equivalents) and the subsequent sale of Shares; and (ii) does not commit to structure the terms of the grant or any aspect of the Deferred Stock Units or Dividend Equivalents to reduce or eliminate your liability for Tax-Related Items. In the event the Company determines that it must withhold any Tax-Related Items as a result of your participation in the Plan, you agree as a condition of the grant of the Deferred Stock Units and Dividend Equivalents to make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Deferred Stock Units and Dividend Equivalents. In addition, you authorize the Company to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from your other cash compensation the Company pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any Shares received in payment for your Deferred Stock Units or Dividend Equivalents; and at the time of payment, withholding Shares sufficient to meet minimum withholding obligations for Tax-Related Items. The Company may refuse to issue and deliver Shares in payment of any vested Deferred Stock Units or Dividend Equivalents if you fail to comply with any withholding obligation.
10.In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Award Agreement constitutes the final understanding between you and the Company regarding the Deferred Stock Units and Dividend Equivalents.
11.This Award and any other Award, amount or benefit received under the Plan shall be subject to the Company’s Incentive Based Compensation Recovery Policy, as may be amended from time to time, and shall also be subject to cancellation, recoupment, rescission, payback or other action in accordance with the terms of any other applicable Company clawback or recoupment or similar policy or any applicable law (including, for the avoidance of doubt any applicable stock exchange rules), as may be in effect from time to time. You hereby acknowledge and consent to the Company’s application, implementation and enforcement of such policy and any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation that may apply to you, whether adopted prior to or following the date of this Award. The Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action. In addition, you acknowledge and agree that you are subject to the Company’s Insider Trading Policy. To the extent allowed by applicable law, if it is determined at any time that you have engaged in any transactions involving the Common Stock in violation of the Company’s Insider Trading Policy, the Company will be entitled to apply this paragraph 11 to cause the cancellation, recoupment, rescission, or payback of the applicable Award or any amount of benefit received pursuant to such Award.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all as of the Grant Date stated above.

If (1) you do not accept your Award Agreement through the online acceptance process within 120 days following the Grant Date or, if earlier, the first vesting date of the Deferred Stock Units (the “Deadline”), and (2) you do not provide written notice to the Company of your rejection of the Award Agreement by the Deadline, then the Company will automatically accept the Award Agreement on your behalf.

#Signature#	EXACT SCIENCES CORPORATION
#ParticipantName#

By:
Name: Kevin Conroy
Title: President and CEO

Exhibit A
Exact Sciences Corporation
2025 Omnibus Long-Term Incentive Plan

Vesting and Payment of Deferred Stock Units and Dividend Equivalents
(a)VESTING SCHEDULE. Subject to the provisions of paragraph (b) below, the Deferred Stock Units (and any related Dividend Equivalents) shall become earned and vested if you remain a Service Provider through each of the following vesting dates as follows:

Vesting Date	Number of Deferred Stock Units That Become Earned and Vested
Please refer to Appendix: Vesting Schedule.
(b)FORFEITURE OF DEFERRED STOCK UNITS. If you have a Separation from Service prior to any of the vesting date(s) set forth in the attached Appendix: Vesting Schedule, then any Deferred Stock Units (and related Dividend Equivalents) that had not yet become vested under paragraph (a) above and the attached Appendix: Vesting Schedule shall be immediately canceled and forfeited as of the date of such Separation from Service, provided that the Deferred Stock Units (and related Dividend Equivalents) shall be subject to accelerated vesting as set forth in the Company’s Non-Employee Director Compensation Policy as in effect on the Grant Date.
(c)TIMING AND FORM OF PAYMENT. Any Deferred Stock Units that become vested and payable shall be paid upon your Separation from Service by issuance and delivery of one (1) Share for each Deferred Stock Unit that is payable (and cash equal to any Dividend Equivalents credited with respect to such vested and payable Deferred Stock Units and any interest thereon or, at the discretion of the Board, Shares having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, shall be payable at the same time). Delivery of Shares (and cash for any Dividend Equivalents, to the extent applicable) shall occur as soon as administratively practicable after your Separation from Service, and in any event within thirty (30) days.
(d)SECTION 409A. This Award is intended to comply with the requirements of Section 409A, to the extent applicable. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, the Award shall be interpreted, operated and administered consistent with this intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
A-1

Appendix: Vesting Schedule

Date	Quantity